Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Registered Direct Common Stock Offering
LOS ANGELES (September 23, 2009) — Rentech, Inc. (NYSE AMEX: RTK) announced today that it has signed a definitive subscription agreement to sell to institutional investors an aggregate of 11,111,000 shares of its common stock at a price of $1.80 per share for gross proceeds of approximately $20.0 million. The net proceeds of the financing will be used for general corporate purposes, including to fund a portion of the development costs related to Rentech’s recently announced renewable synthetic fuels and power project in Rialto, California. The sale of the common stock is expected to close on September 28, 2009, subject to the satisfaction of customary closing conditions.
Brean Murray, Carret & Co., LLC acted as exclusive placement agent in connection with the offering. The shares in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission on May 20, 2009. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rentech, Inc., Investor Relations, 10877 Wilshire Boulevard, Suite 710, Los Angeles, CA 90024.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions.
About Brean Murray, Carret & Co., LLC
Brean Murray, Carret & Co. is a full-service, boutique investment bank dedicated to small cap and emerging growth companies and those who invest in them.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include the financial means of Rentech to build the proposed project in Rialto, California, fluctuations in commodities prices including the price of oil and the materials necessary to construct a project, the impact of changing government regulations on
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

the project permitting process and the qualification of renewable power and fuels and factors set forth in the Company’s press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this release, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM